TOTAL ASIA ASSOCIATES PLT (LLP0016837-LCA & AF002128)

A Firm registered with US PCAOB and Malaysian MIA

Block C-3-1, Megan Avenue 1, 189, Off Jalan Tun Razak, 50400, Kuala Lumpur.

Tel : (603) 2733 9989

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors,

SEATech Ventures Corp.

Suite 2708-09, 27/F,

The Metropolis Tower,

10 Metropolis Drive,

Hung Hom, Hong Kong.

We consent to the inclusion in the Registration Statement on Form S-1/A of SEATech Ventures Corp. of our report date March 22, 2019, relating to our audit of the consolidated balance sheets of SEATech Ventures Corp. as of December 31, 2018 and the related consolidated statements of income, stockholders’ equity, and cash flows for the period ended of December 31, 2018.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ Total Asia Associates PLT

TOTAL ASIA ASSOCIATES PLT

KUALA LUMPUR, MALAYSIA

May 29, 2019